UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2004

STEWART ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	1-15449 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events
SIGNATURE

Item 5. Other Events

On July 26, 2004 the Company issued the following press release.

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES UPDATES PROGRESS OF GROUP STOCK TRADING PLAN

METAIRIE, LA, July 26, 2004 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) provided today an update on the executive officers’ and directors’ prearranged group stock trading plan (the “Trading Plan”), which was announced by the Company in June 2004.

The Company’s executive officers and directors hold options to purchase shares of the Company’s Class A common stock that expire in January and April of 2005. As announced in the Company’s second quarter earnings release filed on Form 8-K on June 8, 2004, those individuals entered into a prearranged group stock trading plan in accordance with Rule 10b5-1 in order to provide an orderly means of exercising those options, including the sale of the underlying shares to pay the exercise prices and applicable income taxes. Most executive officers are taking the net difference between the exercise price and market price, after applicable income taxes, in the Company’s Class A common stock, which are not being sold through the plan. After exercise of all of the options, the number of shares of Company stock already owned by these executive officers and directors will be increased.

The Company has received a number of inquiries from investors regarding the large number of recent filings of Forms 4 and Forms 144 by executive officers and directors of the Company, reflecting completed or contemplated potential sales of Stewart Enterprises, Inc. Class A common stock. Substantially all of those filings, commencing June 14, 2004, have been made in connection with the Trading Plan. The Company anticipates that additional Forms 4 and Forms 144 will be filed in connection with the Trading Plan and that each of these filings will reference that it is being made in connection with the Trading Plan. These pre-planned trades will be executed as set forth in the plan. As of July 22, 2004, approximately 800,000 shares of the approximate 3,200,000 shares in the Trading Plan had been sold since its implementation on June 14, 2004. During that period of time, the total volume of trading in the Company’s Class A common stock was approximately 13,000,000 shares.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 266 funeral homes and 148 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.
July 26, 2004	/s/ Michael G. Hymel
Michael G. Hymel
Vice President Corporate Controller Chief Accounting Officer